Exhibit 4.1

PAYLOCITY CORPORATION

AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of June 29, 2012 by and among Paylocity Corporation, an Illinois corporation (the “Company”), the Investors listed in EXHIBIT A to this Agreement (collectively, the “Investors” and each, without distinction among them, an “Investor”), Paylocity Management Holdings, LLC, a Delaware limited liability company (“Holdings”), and the Key Executives (as defined below).

RECITALS

WHEREAS, Holdings is the beneficial holder of an aggregate of 54,619,200 shares of the Company’s Common Shares.

WHEREAS, each of the Key Executives own equity interests in Holdings.

WHEREAS, the Company, Holdings, the Investors and the Key Executives are parties to that certain Investor Rights Agreement dated as of May 14, 2008 (the “Original Agreement”).

WHEREAS, pursuant to that certain Series B Preferred Share Purchase Agreement of even date herewith (the “Purchase Agreement”), certain of the Investors are purchasing shares of the Company’s Series B Preferred (as defined below).

WHEREAS, the parties hereto, pursuant to Section 6.5 of the Original Agreement, constitute the required parties to amend and restate the Original Agreement.

WHEREAS, in connection with the consummation of the sale and purchase of the Company’s Series B Preferred, the parties desire to enter into this Agreement in order to grant registration, information rights and other rights to the Investors as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

SECTION 1:  GENERAL

1.1                               DEFINITIONS.  Capitalized terms not otherwise defined in this Agreement, shall have the following meanings:

(a)                                 “Adams Street” means Adams Street 2006 Direct Fund, L.P., Adams Street 2007 Direct Fund, L.P., Adams Street 2008 Direct Fund, L.P., Adams Street 2009 Direct Fund, L.P., Adams Street 2010 Direct Fund, L.P., Adams Street 2011 Direct Fund, L.P., Adams Street 2012 Direct Fund, L.P. and Adams Street Co-Investment Fund II, L.P.

(b)                                 “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any partner, officer, director, manager or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.

(c)                                  “Change in Control” means (i) the sale of all or substantially all of the assets of the Company, or (ii) the consolidation or merger of the Company with or into any other corporation or other entity or person or any other corporate reorganization, in which the capital stock of the Company prior to such consolidation, merger or reorganization, represents less than fifty percent (50%) of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, provided, however, that (A) any consolidation or merger effected exclusively to change the domicile of the Company, or (B) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof shall not constitute a Change in Control.

(d)                                 “Charter” means the Articles of Incorporation in the form contemplated by the Purchase Agreement, as it may be amended and restated from time to time as permitted thereby.

(e)                                  “Common Shares” means the Company’s Common Shares, par value $0.001 per share.

(f)                                   “Equity Securities” means (i) any Common Shares, Preferred Shares or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Shares, Preferred Shares or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Shares, Preferred Shares or other security, or (iv) any such warrant or right.

(g)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)                                 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(i)                                    “Holdings LLC Agreement” shall mean that certain Second Amended and Restated Limited Liability Company Operating Agreement for Holdings, dated on or about the date hereof, as it may be amended from time to time.

(j)                                    “Holder” means any person of record owning Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.9 hereof.

(k)                                 “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Shares registered under the Securities Act.

(l)                                    “Junior Registrable Securities” shall mean Registrable Securities which were owned by Holdings on the date hereof or acquired by any Key Holder after the date hereof.

(m)                             “Key Executive” shall mean each of Miller, Beauchamp and Haske, so long as he remains an employee, officer or director of, or consultant to, the Company.

(n)                                 “Key Executive Indirect Shares” shall mean, with respect to any Key Executive at any time, the product of (x) the number of Key Holder Shares owned by Holdings multiplied by (y) Liquidation Applicable Percentage for such Key Executive and his Permitted Transferees (as defined pursuant to the Holdings LLC Agreement).

(o)                                 “Key Executive Shares” shall mean, with respect to any Key Executive, the sum of (x) number of Key Holder Shares owned directly by such Key Executive plus (y) the Key Executive Indirect Shares.

(p)                                 “Key Holder” shall mean any of Holdings and any transferee of Common Shares from Holdings, other than the Company and any Preferred Holder.

(q)                                 “Key Holder Shares” means the Common Shares now owned or subsequently acquired by the Key Holders by gift, purchase, dividend, option exercise or any other means whether or not such securities are registered in a Key Holder’s name or beneficially or legally owned by such Key Holder, including any interest of a spouse in any of the Key Holder Shares, whether that interest is asserted pursuant to marital property laws or otherwise.

(r)                                  “Liquidation Applicable Percentage” shall have the meaning set forth in the Holdings LLC Agreement.

(s)                                   “Manager Equity Agreement” shall mean those certain Manager Equity Agreements, dated as of May 14, 2008, between Holdings and each of the Senior Managers, Beauchamp and Haske.

(t)                                    “Qualified Initial Public Offering” shall have the meaning set forth in the Charter.

(u)                                 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(v)                                 “Preferred Director” shall mean the representative of the holders of the Preferred Shares on the Company’s Board of Directors as contemplated by the Charter.

(w)                               “Preferred Shares” shall mean the Series A Preferred and the Series B Preferred, taken together.

(x)                                 “Register,” “Registered,” and “Registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(y)                                 “Registrable Securities” means (a) Common Shares issued or issuable upon conversion of the Preferred Shares, (b) Common Shares acquired upon the exercise of any right of first refusal pursuant to the Right of First Refusal and Co-Sale Agreement (as defined in the Purchase Agreement), (c) Common Shares held by the Key Holders as of the date hereof or which may hereafter be acquired by the Key Holders from the Company, (d) Common Shares acquired upon the exercise of the rights of participation pursuant to Section 4 or issued or issuable upon the exercise, conversion or exchange of any Equity Securities so acquired, (e) any Shares issued (or issuable upon the conversion or exercise of any Warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, the securities described in the foregoing clauses (a), (b), (c), or (d), which, in the case of any of (a) - (e) above, are now owned or hereafter acquired by the Investors or the Key Holders and their permitted assigns.  Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

(z)                                  “Registrable Securities then outstanding” means the shares of the Company’s Common Shares that are Registrable Securities that are either: (a) then issued and outstanding or (b) issuable upon the exercise or conversion of exercisable or convertible securities including, without limitation, the Series A Preferred and Series B Preferred.

(aa)                          “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(bb)                          “Rule 144” means Rule 144, as promulgated under the Securities Act, or any similar or analogous rule promulgated under the Securities Act.

(cc)                            “SEC” or “Commission” means the Securities and Exchange Commission.

(dd)                          “Securities Act” shall mean the Securities Act of 1933, as amended.

(ee)                            “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities as well as any applicable stock transfer taxes.

(ff)                              “Senior Managers” shall mean each of Charles Cooper and Jenifer Page.

(gg)                          “Series A Preferred” means the Company’s Series A Preferred Shares now owned or hereafter acquired by the Investors and their permitted assigns, taken together.

(hh)                          “Series B Preferred” means the Company’s Series B Preferred Shares now owned or hereafter acquired by the Investors and their permitted assigns, taken together.

(ii)                                “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan, (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the resale of securities issued in such a transaction, or (iii) a registration related to stock issued upon conversion of debt securities.

(jj)                                “Subsidiary” shall mean, with respect to any entity, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by such entity or any Subsidiary of such entity or by such entity and one or more Subsidiaries of such entity.

SECTION 2:  RESTRICTIONS ON TRANSFER; REGISTRATION.

2.1                               RESTRICTIONS ON TRANSFER.

(a)                                 Each party hereto agrees not to make any disposition of all or any portion of the Registrable Securities unless and until:

(i)                                    There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)                                (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such party shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such party shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act and applicable state and foreign securities law.  Notwithstanding the foregoing, no such opinion of counsel shall be required in connection with any transfer of shares of Registrable Securities made in compliance with Rule 144.  After its Initial Offering, the Company will not require the transferee to be bound by the terms of this Agreement.

Notwithstanding the provisions of clauses (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a party hereto that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of such corporation, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, or (D) an individual transferring to such individual’s family member or trust for the benefit of such individual; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original party hereto.

(b)                                 Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW.  NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE SHAREHOLDER AND THE COMPANY.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(c)                                  The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if such holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

(d)                                 Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

(e)                                  The restrictions set forth in this Section 2.1 shall terminate with respect to any securities at such time as such securities cease to be Registrable Securities.

2.2                               DEMAND REGISTRATION.

(a)                                 Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the holders of not less than fifty percent (50%) of the Preferred Shares, on an as converted to Common Shares basis (the “Initiating Holders”), that the Company file a registration statement under the Securities Act covering the registration of all or a portion of the Registrable Securities held by such Initiating Holders, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all of the Holders, and subject to the limitations of this Section 2.2, the Company shall use its commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

(b)                                 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.2(a) or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable.  In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by at least seventy percent (70%) in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company).  Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the managing underwriter or underwriters determine that the proposed number of securities to be underwritten would adversely affect the marketing of such securities, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in such underwriting shall be allocated, first, to the Holders of Registrable Securities (excluding for these purposes, any Junior Registrable Securities) on a pro rata basis based on the number of Registrable Securities (excluding any Junior Registrable Securities) held by such Holders; and second to the Holders of Junior Registrable Securities on a on a pro rata basis based on the number of Junior Registrable Securities held by such Holders; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from such underwriting and registration.  Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)                                  The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i)                                    prior to one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering;

(ii)                                after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iii)                            if the aggregate offering price, net of underwriting expenses and discounts, is less than ten million dollars ($10,000,000);

(iv)                             in any particular jurisdiction in which the Company would be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (B) subject itself to taxation in any such jurisdiction or (C) execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction, and, in each case, except as may be required under the Securities Act;

(v)                                 during the period starting with the date of filing of, and ending on the date ninety (90) days following the effective date of a non-Initial Offering registration statement pertaining to a public offering, other than pursuant to a Special Registration Statement; provided that the Company makes a reasonable good faith effort to effect such registration as soon thereafter as practicable;

(vi)                             if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred (120) days after receipt of the request of the Initiating Holders; provided, however, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period.

(d)                                 A registration statement shall not be counted until such time as such registration statement has been declared effective by the SEC (unless the Initiating Holders withdraw their request for such registration (other than as a result of information concerning the business or financial condition of the Company which is made known to the Investors after the date on which such registration was requested) and elect not to pay the registration expenses therefor pursuant to Section 2.5).  A registration statement shall not be counted if, as a result of an exercise of the underwriter’s cut-back provisions, fewer than 50% of the total number of Registrable Securities that the Holders have requested to be included in such registration statement are actually included.

2.3                               PIGGYBACK REGISTRATIONS.  The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act covering the sale of the Company’s securities to the public, whether for its own account or for the account of other security holders or both (but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder.  Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after such Holder receives the above-described notice from the Company, so notify the Company in writing, and the Company will use its commercially reasonable efforts to cause the Registrable Securities so requested by such Holder to be included in such registration statement.  Such notice shall state the intended method of disposition of the Registrable Securities by such Holder.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company under this Section 2.3, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth in this Section 2.3.

(a)                                 Underwriting.  If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities.  In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their

Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.  Notwithstanding any other provision of this Agreement, if the managing underwriter or underwriters determine in good faith that the proposed number of securities to be underwritten would adversely affect the marketing of such securities, then the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders of Registrable Securities (excluding for these purposes, any Junior Registrable Securities) on a pro rata basis based on the number of Registrable Securities (excluding any Junior Registrable Securities) held by such Holders; and third to the Holders of Junior Registrable Securities on a on a pro rata basis based on the number of Junior Registrable Securities held by such Holders.  No such reduction shall reduce the amount of Registrable Securities which are not Junior Registrable Securities included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering, in which case the selling Holders may be completely excluded if the underwriters make the determination described above and no other shareholder’s securities are included.  In no event will shares of any other selling shareholder be included in such registration that would reduce the number of shares which may be included by the Holders without the written consent of the Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For any Holder which is a partnership or corporation, the partners, retired partners, members, retired members and shareholders of such Holder, or the estates and family members of any such partners, retired partners, members, retired members and shareholders and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)                                 Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4                               FORM S-3 REGISTRATION.  If at any time the Company shall receive from any Holder or Holders of not less than thirty percent (30%) of the Registrable Securities (the “S-3 Initiating Holders”) a written request or requests that the Company file a registration on Form S-3 or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)                                 promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)                                 as soon as reasonably practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4 if any of the following apply:

(i)                                    if Form S-3 is not available for use by the Company with respect to such offering by the Holders; or

(ii)                                if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000); or

(iii)                            if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, however, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period and may not be exercised if the right to delay a request for registration pursuant to Section 2.2(c)(v) has been exercised by the Company at any time within the prior twelve (12) month period;

(iv)                             if the Company would be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (B) subject itself to taxation in any such jurisdiction or (C) execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction, and, in each case except as may be required under the Securities Act; or

(v)                                 if less than six (6) months have expired since the effectiveness of the immediately preceding registration requested pursuant to this Section 2.4.

(c)                                  If the Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.4(a).  The provisions of Section 2.2(b) shall be applicable to such request (with the substitution of Section 2.4 for references to Section 2.2); provided however, that if the managing underwriter or underwriters determine that the proposed number of securities to be underwritten would adversely affect the marketing of such securities, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in such underwriting shall be allocated in the same manner as provided pursuant to Section 2.2(b); provided, further, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all securities of the Company are first entirely excluded from such underwriting and registration.

(d)                                 Subject to the foregoing, the Company shall file a registration statement on Form S-3 to register the Registrable Securities so requested to be registered as soon as reasonably practicable after receipt of the requests of the Holders.  Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2.

2.5                               EXPENSES OF REGISTRATION.  Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 2.2, 2.3 or 2.4 hereof shall be borne by the Company.  The Company shall pay the reasonable fees and expenses, not to exceed $25,000 of one special counsel to represent all the participating Holders of Registrable Securities.  All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the Holders of the securities so registered pro rata on the basis of the number of shares so registered.  The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders or the requesting Holder or Holders under Section 2.4, as the case may be, unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse information or (b) the Holders of at least seventy percent (70%) of Registrable Securities then outstanding agree to forfeit their right to one requested registration pursuant to Section 2.2, in which event such right shall be forfeited by all Holders.  If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the Holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested.  If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or to a demand registration.

2.6                               OBLIGATIONS OF THE COMPANY.  Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and keep such registration statement effective until the earlier of one-hundred twenty (120) days after the effective date of such registration statement or until the Holder or Holders have completed the distribution or sale of such Registrable Securities; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Shares (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b)                                 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c)                                  Furnish to each seller of Registrable Securities and to each underwriter such number of copies of the registration statement and the prospectus included therein, including each preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities covered by such registration statement.

(d)                                 Use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the sellers of Registrable Securities, or in the case of an underwritten public offering, the managing underwriter, reasonably shall request; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in such jurisdiction, subject itself to taxation in such jurisdiction or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e)                                  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriters) of such offering.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)                                   Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.  The Company will use commercially reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)                                 Furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

(h)                                 Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; provided that in the case of a registration effected pursuant to Section 2.2 above, which registration constitutes the Initial Offering, the Registrable Securities shall be listed on a national securities exchange.

(i)                                    Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(j)                                    Make available to each Holder of Registrable Securities covered by such registration statement, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such registration statement.

(k)                                 Advise each Holder of Registrable Securities covered by such registration statement, promptly after the Company shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

(l)                                    Cooperate with the Holders of Registrable Securities covered by such registration statement and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing such Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two (2) business days prior to any sale of Registrable Securities.

(m)                             Permit any Holder which Holder, in the sole and exclusive judgment of the Company’s Board of Directors would be deemed to be a controlling Person of the Company, to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder should be included, subject to review by the Company and its counsel after consultation with such Holder.

2.7                               FURNISHING INFORMATION.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company in writing such information regarding themselves in their capacity as a shareholder of the Company, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably necessary in order to assure compliance with Federal and applicable state securities laws.

2.8                               INDEMNIFICATION.  In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other applicable federal or state securities law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation of the Securities Act, the Exchange Act, any other federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any other federal or state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, officer, director, underwriter or controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld or delayed, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished by such Holder, partner, officer, director, underwriter or controlling person to the Company expressly for use in connection with such registration; provided further, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter or other aforementioned person to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)                                 To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, severally and not jointly, indemnify and hold harmless the Company, each of its directors, its officers, legal counsel and accountants for the Company and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, counsel or accountants, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other applicable federal or state securities law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such statement or omission occurs in reliance upon and in conformity with written information furnished by such Holder to the Company expressly for use in connection with such registration in accordance with Section 2.7; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, counsel or accountants, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld or delayed; provided further, that in no event shall any indemnity under this Section 2.8(b) exceed the net after tax proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct (in either case, with an intention to cause harm to the Company).

(c)                                  Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)                                 If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net after tax proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct (in either case, with an intention to cause harm to the Company).

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                   The obligations of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.9                               ASSIGNMENT OF REGISTRATION RIGHTS.  The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities that (a) is a subsidiary, parent, general partner, limited partner, retired or former partner, member or retired or former member, or shareholder of a Holder; (b) is a Holder’s family member or trust for the benefit of an individual Holder; (c) acquires at least five percent (5%) of the then existing Registrable Securities; or (d) is an entity that is an Affiliate of such Holder; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.10                        AMENDMENT OF REGISTRATION RIGHTS.  Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding, consenting as a single class.  Any amendment or waiver effected in accordance with this Section 2.10 shall be binding upon each Holder and the Company.  By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.11                        LIMITATION ON SUBSEQUENT REGISTRATION RIGHTS.  Other than as provided in Section 6.10, after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then existing, consenting as a single class, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights pari passu with, or senior to, those granted to the Holders hereunder, other than a right to a Special Registration Statement.

2.12                        “MARKET STAND-OFF” AGREEMENT.  Each Holder hereby agrees, if so requested by the Company and the representative of the underwriters of the Common Shares (or other securities) of the Company (the “Underwriter Representative”), that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any Common Shares (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the Underwriter Representative not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act relating to the Initial Offering (the “Lock-Up Period”); provided however, that if (i) during the last 17 days of the Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (ii) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then in either case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the underwriters waive, in writing, such extension; provided, further, that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities enter into similar agreements (collectively, the “Similar Agreements”), and provided, further, that if the Underwriter Representative shortens or waives these restrictions set forth in any of the Similar Agreements, the restrictions on the Holders shall be similarly shortened or waived on a pro rata basis.

2.13                        AGREEMENT TO FURNISH INFORMATION.  Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter that are consistent with such Holder’s obligations under Section 2.7 or that are necessary to give further effect thereto.  In addition, if requested by the Company or the Underwriter Representative, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such Underwriter Representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act.  The obligations described in Section 2.12 and this Section 2.13 shall not apply to a Special Registration Statement.  The Company may impose stop-transfer instructions with respect to the shares of Common Shares (or other securities) subject to the foregoing restriction until the end of the period determined pursuant to Section 2.12.  Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.12 and 2.13.  The lead managing underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.12 and 2.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.14                        RULE 144 REPORTING.  With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)                                 make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the Initial Offering;

(b)                                 use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)                                  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the Initial Offering), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.15                        CHANGES IN COMMON SHARES OR PREFERRED SHARES.  If, and as often as, there is any change in the Common Shares or the Preferred Shares by way of a stock split, stock dividend, combination, recapitalization, reclassification and the like, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Shares and the Preferred Shares as so changed.

SECTION 3:  COVENANTS OF THE COMPANY.

3.1                               BASIC FINANCIAL INFORMATION AND REPORTING.

(a)                                 The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b)                                 As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, the Company shall furnish each holder of Preferred Shares a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such fiscal year, and a consolidated statement of income, a consolidated statement of cash flows and a statement of shareholders’ equity of the Company and its Subsidiaries, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case, in comparative form, the figures for the previous fiscal year, all in reasonable detail.  Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national or regional standing selected by the Company’s Board of Directors.

(c)                                  The Company shall furnish to each holder of Preferred Shares, as soon as practicable after the end of each calendar month, and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such month, and a consolidated statement of income, a consolidated statement of cash flows and a statement of shareholders’ equity of the Company and its Subsidiaries for such month and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case, in comparative form, the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(d)                                 Upon the request of any holder of Preferred Shares that is not a former officer or employee of, or consultant to, the Company, the Company shall furnish the following to such holder:

(i)                                    promptly upon receipt or publication thereof, any written reports submitted to the Company by independent public accountants in connection with an annual or interim audit of the books of the Company and its Subsidiaries made by such accountants, and written reports prepared by the Company to comply with any other investment or loan agreement;

(ii)                                promptly after the commencement thereof, notice of all actions, suits, litigation proceedings and other proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary affecting any of their respective material properties or assets, or against any officer, director, employee or holder of more than five percent (5%) of the capital stock of the Company relating to such person’s performance of duties for the Company or relating to his stock ownership in the Company or otherwise relating to the business of the Company including, without limiting their generality, actions pending or, to the knowledge of the Company, threatened involving the prior employment of any of the Company’s officers or employees in their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or any event or condition on the basis of which such litigation, proceeding or investigation might properly be instituted before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any Subsidiary; provided however, that the Company reserves the right to withhold any such information from any holder of Preferred Shares if in the opinion of counsel to the Company, access to such information could adversely affect the attorney-client privilege between the Company and its counsel;

(iii)                            promptly upon sending, making available, or filing the same, such reports and financial statements as the Company or any Subsidiary shall send or make available to the shareholders of the Company or file with the SEC; and

(iv)                             such other information respecting the business, properties or the condition or operations, financial or other, of the Company or any of its Subsidiaries as any such holder of Preferred Shares may from time to time reasonably request.

3.2                               OPERATING BUDGET.  The Company will cause its management to prepare and submit to the Board of Directors of the Company for its approval no later than the commencement of each fiscal year, an annual budget and plan for such fiscal year, together with management’s written discussion and analysis of such budget and plan.  The budget shall be accepted as the budget for such fiscal year when it has been approved by the Board and, thereupon, a copy of such budget as so approved promptly shall be sent to each holder of Preferred Shares.  The Company shall review the budget periodically and shall promptly advise the Board of Directors and each holder of Preferred Shares of all changes therein and all material deviations therefrom.

3.3                               INSPECTION RIGHTS.  Each holder of Preferred Shares and its representatives (including, without limitation, its lawyers and accountants) that is not a former officer or employee of, or consultant to, the Company shall have the right, at such holder’s expense, to inspect the premises and the books and records of the Company at such reasonable times and as often as may be reasonably requested.  The Company shall make such books and records available for inspection by such holder of Preferred Shares and its accountants or such other persons as such holder of Preferred Shares shall designate in writing to the Company upon giving notice of any such inspection.

3.4                               RESERVATION OF SHARES.  The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Shares, all Common Shares issuable from time to time upon such conversion.  If at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of the Preferred Shares without limitation of any remedies available to any Investor, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Shares to such number of shares as shall be sufficient for such purposes.  The Company shall obtain any authorization, consent, approval or other action by, or make any filing with, any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Shares upon conversion of the Preferred Shares.

3.5                               CONFIDENTIALITY OF RECORDS.  Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to the extent consented to in writing by the Company, to any prospective purchaser of any Registrable Securities from such Investor that is not a direct competitor of the Company, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any Affiliate, partner, member, shareholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

3.6                               CORPORATE OPPORTUNITIES.  The Company acknowledges that Adams Street is in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company.  Notwithstanding the preceding sentence, Adams Street, for so long as it or any venture capital funds under common management with Adams Street (an “Affiliated Fund”), is a Holder of Registrable Securities, shall give written notice to the Company of any investment opportunities which Adams Street or any of its Affiliated Funds intends to pursue in any entity which in the preceding twelve month period derived in excess of 50% of its revenues (including any revenues of its subsidiaries) from the provision of payroll services.  The Board of Directors of the Company shall consider and provide written notice of whether or not the Company will pursue such investment opportunity within twenty (20) business days of receiving notice from Adams Street of such investment opportunity.  In the event that the Board of Directors declines an investment opportunity, then Adams Street or any of its Affiliated Funds bringing the same to the attention of the Board of Directors shall be free to take advantage thereof for its own account.  Except as expressly set forth in this Section 3.6, nothing in this Agreement shall preclude or in any way restrict any Investor from investing or participating in any particular enterprise, regardless of whether such enterprise has products or services that compete with those of the Company.  The obligations pursuant to this Section 3.6 are personal to Adams Street and shall not be assumed by any assignee of Registrable Securities, other than an Affiliated Fund of Adams Street.

3.7                               BLUE SKY.  If at any time that a record owner of Preferred Shares converts any share of Preferred Shares and the issuance of Common Shares upon such conversion may not be lawfully made without the registration or qualification of such Common Shares under the securities or blue sky laws of any jurisdiction, the Company shall promptly use its commercially reasonable efforts to effect such registration or qualification at the Company’s expense and such action shall not count as a registration under Section 2.1 of this Agreement; provided however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, (B) subject itself to taxation in any such jurisdiction or (C) execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction, and, in each case, except as may be required under the Securities Act.  The Company shall make any and all filings necessary (whether before or after the closing) in connection with the offer, issuance and sale and/or transfer of the Preferred Shares to be issued pursuant to the Purchase

Agreement under the securities or blue sky laws of any jurisdiction in which such filing is required by law.

3.8                               STOCK VESTING.  Unless otherwise approved by Board with the approval of the Preferred Director, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) seventy-five percent (75%) of such stock shall vest over the remaining three (3) years, and will not include accelerated vesting provisions upon a change of control, other than acceleration following a termination of employment by the employer without cause or by the employee for good reason following a Deemed Liquidation Event; provided however, that the foregoing provisions of this Section 3.8 shall not apply to any agreements or arrangements in effect as of the date hereof between Holdings and any of its members relating to the vesting of membership interests in Holdings.  With respect to any restricted shares purchased by any such person, the Company’s repurchase option shall provide that upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee shall have the option to purchase at cost any unvested shares of stock held by such person.

3.9                               EMPLOYEE AGREEMENTS.  The Company shall use its commercially reasonable efforts to obtain, and shall cause its Subsidiaries to use their commercially reasonable efforts to obtain, a Proprietary Information and Inventions Agreement from all employees and consultants upon their employment by the Company or any of its Subsidiaries.  The Company shall not, and shall cause its Subsidiaries to not, amend, modify, terminate, waive or otherwise alter, in whole or in part, any such Proprietary Information and Inventions Agreement or any such written agreements without the consent of the Company’s Board of Directors.

3.10                        COMMITTEES AND MEETINGS OF DIRECTORS.

(a)                                 The Company will hold in person meetings of the Company’s Board of Directors not less than four (4) times a year on a quarterly basis.  Not less than five (5) days prior to each regular meeting of the Board of Directors, the Company shall prepare and deliver to the members of the Board of Directors, an update on the business of the Company, including, comparisons of actual versus projected financial information, an analysis of the material financial and performance metric (such as sales pipeline and bookings reports).

(b)                                 The Board of Directors shall maintain a Compensation Committee and an Audit Committee, each to have the powers and authority which are customarily provided to such committees, and each to consist of not less than two directors and include the Preferred Director and the director nominated pursuant to the Voting Agreement (as defined pursuant to the Purchase Agreement) by a majority in interest of the Key Holders and a majority in interest of the Investors.

3.11                        D&O LIABILITY INSURANCE.  The Company shall maintain in full force and effect directors and officers liability insurance coverage in an amount not less than $3,000,000 or such other amount as mutually satisfactory to the Preferred Director and the Board of Directors.

3.12                        EXPENSES OF DIRECTORS AND OBSERVERS.  The Company will promptly reimburse in full, each director of the Company who is not an employee of the Company for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors of the Company or any committee thereof.

3.13                        409A COMPLIANCE.  The Company will use its reasonable best efforts to assure that all stock options and other stock equivalents issued by the Company after the date of this Agreement to employees, directors, consultants and other service providers shall be effected so as to avoid the payment or accrual of any excise tax pursuant to Section 409A of the Code.

SECTION 4:                        PARTICIPATION RIGHTS.

4.1                               SUBSEQUENT OFFERINGS.  Each Investor and Key Executive shall have a right to purchase such Investor’s or Key Executive’s pro rata share of all Equity Securities that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.7 hereof.  Each Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s outstanding Common Shares (treating all shares of convertible preferred stock or warrants to acquire convertible preferred stock on an as-converted to Common Shares basis and including all shares of Common Shares issuable upon the exercise of outstanding warrants or options), which such Investor holds of record immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Shares (treating all shares of convertible preferred stock or warrants to acquire convertible preferred stock on an as-converted to Common Shares basis and including all shares of Common Shares issuable upon the exercise of outstanding warrants or options) immediately prior to the issuance of such Equity Securities.  Each Key Executive’s pro rata share is equal to the ratio of (a) such Key Executive’s number of Key Executive Shares to (b) the total number of shares of the Company’s outstanding Common Shares (treating all shares of convertible preferred stock or warrants to acquire convertible preferred stock on an as-converted to Common Shares basis and including all shares of Common Shares issuable upon the exercise of outstanding warrants or options) immediately prior to the issuance of such Equity Securities.

4.2                               EXERCISE OF RIGHTS.  If the Company proposes to issue any Equity Securities, it shall give each Shareholder written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same.  Each Investor and Key Executive shall have ten (10) business days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased.  Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor or Key Executive that would cause the Company to be in violation of applicable Federal or state securities laws by virtue of such offer or sale or require the Company to deliver any offering memorandum or similar documentation not otherwise provided in order to avoid any such violation.

4.3                               ISSUANCE OF EQUITY SECURITIES TO OTHER PERSONS.  If not all of the Investors and Key Executives elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Investors and Key Executives that have so elected (the “Participating Shareholders”) and offer the Participating Shareholders the right to acquire such unsubscribed shares.  Each Participating Shareholder shall have five (5) business days after receipt of such notice to notify the Company of such Participating Shareholder’s election to purchase all or a portion thereof of the unsubscribed shares.  If the Shareholders fail to exercise in full the participation rights set forth in Section 4.2 hereof and this Section 4.3, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Shareholders’ rights were not exercised, at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the Company’s original notice of the sale of such Equity Securities to the Shareholders pursuant to Section 4.2 hereof.  If the Company has not sold such Equity Securities within ninety (90) days of such notice, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Shareholders in the manner provided above.

4.4                               TERMINATION AND WAIVER OF PARTICIPATION RIGHTS.  The participation rights established by this Section 4 shall not apply to, and shall terminate upon the earlier of (a) the closing of a Qualified Initial Public Offering or (b) upon the occurrence of a Change in Control.

4.5                               AMENDMENT AND WAIVER.  The participation rights set forth in this Section 4 may be amended, or any provision waived with the written consent of Shareholders holding a majority of the shares of Common Shares held by such Investors (treating all shares of convertible preferred stock or warrants to acquire convertible preferred stock on an as-converted to Common Shares basis and including all shares of Common Shares issuable upon the exercise of outstanding warrants or options), or as permitted by Section 6.5.

4.6                               TRANSFER OF PARTICIPATION RIGHTS.  The participation rights set forth in this Section 4 are transferable to the same parties, and subject to the same limitations, as are set forth for registration rights in Section 2.9 hereof.

4.7                               EXCLUDED SECURITIES.  The participation rights set forth in this Section 4 shall not apply to the following Equity Securities:

(a)                                 any Equity Securities that would be excluded from the definition of “Additional Shares of Common Shares” (as defined in the Charter, as such may be amended from time to time in accordance with the terms thereof);

(b)                                 shares of Common Shares or Preferred Shares issued in connection with any stock split, stock dividend, recapitalization or the like by the Company; and

(c)                                  any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act.

SECTION 5:                        MANAGER EQUITY AGREEMENTS AND RELATED CALL RIGHTS

5.1                               NO AMENDMENTS AND ENFORCEMENT OF MANAGER EQUITY AGREEMENTS.  Holdings shall not, without the prior written consent of the holders of a majority of the then outstanding Preferred Shares, amend, modify, terminate or waive any rights pursuant to and in accordance with any of the Manager Equity Agreements, including without limitation, any agreement to accelerate the vesting or otherwise alter or modify the vesting schedule with respect to any Unvested Units (as described in the applicable Manager Equity Agreement).  Holdings agrees to provide the Company and the holders of Preferred Shares of written notice within not more than three (3) business days of (x) any event which would require a forfeiture of any Unvested Units pursuant to and as defined in any Manager Equity Agreement or (y) any exercise of a Repurchase Option or a Put Right pursuant to and as defined in any Manager Equity Agreement.  In the event that, notwithstanding the foregoing requirements, Holdings fails to enforce any right pursuant to any Manager Equity Agreement regarding the forfeiture of Unvested Units, the holders of a majority of the Preferred Shares shall have the right to exercise such remedy and cause the forfeiture of such Unvested Units on behalf of, and in the name of, Holdings.

5.2                               CALL RIGHTS IN CONNECTION WITH EXERCISE OF PUT RIGHT BY, OR REPURCHASE OPTION FROM, SENIOR MANAGERS.  At any time not more than thirty (30) days after delivery by Holdings of written notice to the Company and the holders of Preferred Shares and the Key Executives of the exercise of a Put Right or Repurchase Option pursuant to and as defined in the Manager Equity Agreement of any Senior Manager, the Company shall have the right, but not the obligation, to purchase from Holdings, for consideration equal to and of the same kind as paid for the Units subject to such Put Right, up to a number of Common Shares owned by Holdings equal to the product of (x) the number of Common Shares then owned by Holdings multiplied by (y) the Liquidation Applicable Percentage of such Senior Manager multiplied by (z) a fraction, the numerator of which is the number of Units which are subject to such Put Right or Repurchase Option and the denominator of which is the aggregate number of Units owned by such Senior Manager immediately prior to such exercise (the “Available Shares”).  The Company shall exercise such right by delivering written notice to Holdings, the Investors and the Key Executives.  If the Company does not elect to purchase all of the Available Shares, then the Investors and the Key Executives shall have the right, but not the obligation, by delivery of written election to the Company and Holdings not more than sixty (60) days after the delivery of the notice from Holdings of the exercise of such Put Right or Repurchase Option, to purchase any Available Shares not elected to be purchased by the Company (the “Remaining Available Shares”) upon the same terms as available to the Company.  In the event that the Investors and the Key Executives elect to purchase, in the aggregate, a number of Common Shares in excess of the number of Remaining Available Shares, then the right to purchase such Remaining Available Shares shall be allocated among the electing Investors and Key Executives based upon each of their pro rata shares, with the pro rata share of each of them equal to the ratio of (a) in the case of an Investor, the total number of shares of the Company’s outstanding Common Shares owned by such Investor and in the case of a Key Executive, such Key Executive’s number of Key Executive Shares to (b) the total number of shares of the Company’s outstanding Common Shares owned by all participating Investors at such time plus the aggregate number of Key Executive Shares owned by all participating Key Executives (with the number of Key Executive Shares owned by any Key Executive for the purposes of this Section 5.3 to include only the shares actually owned by such Key Executive, and not any Key Executive Indirect Shares), in all such cases treating all shares of convertible preferred stock or warrants to acquire convertible preferred stock on an as-converted to Common Shares basis and including all shares of Common Shares issuable upon the exercise of outstanding warrants or options

5.3                               CALL RIGHT IN CONNECTION WITH EXERCISE OF PUT RIGHT BY, OR PURCHASE OPTION FROM, HASKE OR BEAUCHAMP.  In the event of the exercise of a Put Right or Repurchase Option pursuant to and as defined in the Manager Equity Agreement of either Haske or Beauchamp, then the Company shall have the right to purchase from Holdings and Holdings shall sell to the Company, for consideration equal to and of the same kind as paid for the Units subject to such Put Right or Repurchase Option, up to a number of Common Shares owned by Holdings equal to the product of (x) the number of Common Shares then owned by Holdings multiplied by (y) the Liquidation Applicable Percentage of Haske or Beauchamp, as applicable, multiplied by (z) a fraction, the numerator of which is the number of Units which are subject to such Put Right or Repurchase Option and the denominator of which is the aggregate number of Units owned by such Key Executive immediately prior to such exercise; provided, however that this call option may only be exercised (i) upon the election of the holders of a majority of Preferred Shares then outstanding and (ii) if the Common Shares purchased pursuant to such award are issued as awards, or made subject to awards issued, pursuant to the Company’s Equity Incentive Plan, to officers of the Company who assume some or all of the functional duties performed by Haske or Beauchamp, as applicable, prior to the event which gave rise to the forfeiture of Units in Holdings.

5.4                               FRACTIONAL SHARES.  No fractional shares of the Common Shares shall be purchased by the Company pursuant to the provisions of Section 5.2 or 5.3.  In lieu of selling any fractional share of a Common Share to the Company pursuant to Section 5.2 or 5.3, the number of Common Shares sold by Holdings to the Company shall be rounded to the nearest whole number of Common Shares (with one half being rounded upward).

SECTION 6:                        MISCELLANEOUS.

6.1                               GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the Business Corporation Act of the State of Illinois as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to its principles of conflicts of laws.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Illinois located in Cook County and the United States District Court for the Northern District of Illinois for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

6.2                               SUCCESSORS AND ASSIGNS.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and Holder of such shares for all purposes, including the payment of dividends or any redemption price.

6.3                               ENTIRE AGREEMENT.  This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement, the Transaction Agreements, and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.  This Agreement supersedes the Original Agreement in its entirety, which shall have no further force or effect.

6.4                               SEVERABILITY.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.5                               AMENDMENT AND WAIVER.

(a)                                 Except as otherwise expressly provided herein, this Agreement may be amended or modified only upon the written consent of the Company and the holders of a majority of the Registrable Securities.  Any such amendment or modification effected in accordance with this Section 6.5(a) shall be binding on all parties hereto, even if they do not execute such consent.

(b)                                 Subject to Section 6.5(c) below, any party hereto may waive compliance with any agreements, covenants or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(c)                                  Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the holders of a majority of the Registrable Securities.  Any such waiver effected in accordance with this Section 6.5(c) shall be binding on all parties hereto, even if they do not execute such consent.

(d)                                 For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

6.6                               DELAYS OR OMISSIONS.  It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

6.7                               NOTICES.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the party to be notified at the address as set forth on the Exhibit attached hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

6.8                               ATTORNEYS’ FEES.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.9                               TITLES AND SUBTITLES.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.10                        AGGREGATION OF STOCK.  All shares of Registrable Securities held or acquired by Affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.11                        COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same agreement.  This Agreement may be executed by facsimile or electronic .pdf signatures.

SIGNATURES ON THE FOLLOWING PAGES

The parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

THE COMPANY:

PAYLOCITY CORPORATION

By:	/s/Steven Beachamp
Name:	Steven Beauchamp
Title:	Chief Executive Officer

KEY EXECUTIVES:

/s/Steven Beachamp
Steven Beauchamp

/s/Michael Haske
Michael Haske

/s/Dan Miller
Dan Miller

HOLDINGS:

PAYLOCITY MANAGEMENT HOLDINGS, LLC

By:	/s/Steven Sarowitz
Name:	Steven Sarowitz
Title:	Manager

Paylocity Corporation Amended and Restated Investor Rights Agreement Signature Page

The parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS:

ADAMS STREET 2006 DIRECT FUND, L.P.

By:	ASP 2006 DIRECT MANAGEMENT, LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

		By:	/s/Jeffrey T. Diehl
		Name:	Jeffrey T. Diehl
		Title:	Partner

ADAMS STREET 2007 DIRECT FUND, L.P.

By:	ASP 2007 DIRECT MANAGEMENT, LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

		By:	/s/Jeffrey T. Diehl
		Name:	Jeffrey T. Diehl
		Title:	Partner

ADAMS STREET 2008 DIRECT FUND, L.P.

By:	ASP 2008 DIRECT MANAGEMENT, LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

		By:	/s/Jeffrey T. Diehl
		Name:	Jeffrey T. Diehl
		Title:	Partner

Paylocity Corporation Amended and Restated Investor Rights Agreement Signature Page

The parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS:

ADAMS STREET 2009 DIRECT FUND, L.P.

By:	ASP 2009 DIRECT MANAGEMENT, LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC, Its managing member

		By:	/s/Jeffrey T. Diehl
		Name:	Jeffrey T. Diehl
		Title:	Partner

ADAMS STREET 2010 DIRECT FUND, L.P.

By:	ASP 2010 DIRECT MANAGEMENT, LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

		By:	/s/Jeffrey T. Diehl
		Name:	Jeffrey T. Diehl
		Title:	Partner

ADAMS STREET 2011 DIRECT FUND L.P.

By:	ASP 2011 DIRECT MANAGEMENT LP,
its general partner

	By:	ASP 2011 DIRECT MANAGEMENT LLC,
Its general partner

		By:	ADAMS STREET PARTNERS, LLC, Its managing member

		By:	/s/Jeffrey T. Diehl
		Name:	Jeffrey T. Diehl
		Title:	Partner

Paylocity Corporation Amended and Restated Investor Rights Agreement Signature Page

The parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS:

ADAMS STREET 2012 DIRECT FUND L.P.

By:	ASP 2012 DIRECT MANAGEMENT LP,
its general partner

By:	ASP 2012 DIRECT MANAGEMENT LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC,
its managing member

	By:	/s/Jeffrey T. Diehl
	Name:	Jeffrey T. Diehl
	Title:	Partner

ADAMS STREET CO-INVESTMENT FUND II, L.P.

By:	ASP DIRECT CO-INVEST MANAGEMENT II, LLC,
its general partner

By:	ADAMS STREET PARTNERS, LLC,
Its managing member

By:	/s/Jeffrey T. Diehl
Name:	Jeffrey T. Diehl
Title:	Partner

Paylocity Corporation Amended and Restated Investor Rights Agreement Signature Page

Exhibit A

SCHEDULE OF INVESTORS

NAME	Address
ADAMS STREET 2006 DIRECT FUND, L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823

ADAMS STREET 2007 DIRECT FUND, L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823

ADAMS STREET 2008 DIRECT FUND, L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823

ADAMS STREET 2009 DIRECT FUND, L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823

ADAMS STREET 2010 DIRECT FUND, L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823

ADAMS STREET 2011 DIRECT FUND L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823

ADAMS STREET 2012 DIRECT FUND L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823

ADAMS STREET CO-INVESTMENT FUND II, L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823